EXHIBIT 99.1

KATE SPADE & COMPANY ANNOUNCES ELECTION OF

CARSTEN FISCHER TO BOARD OF DIRECTORS

New York – July 1, 2016 – Kate Spade & Company (NYSE: KATE) today announced the election of Carsten Fischer to the Company’s Board of Directors. Mr. Fischer’s election brings the number of Directors to eleven.  His initial term as Director is effective immediately and will expire at the Company’s 2017 Annual Meeting of Stockholders.

Mr. Fischer has nearly 30 years of experience in global marketing and leadership roles for brands across the luxury and consumer goods categories.  In 2015, Mr. Fischer was appointed to the Board of Directors of Seiko Holdings Co. Ltd. where he acts as a senior advisor for global branding for the global watch and electronics corporation.

Commenting on the announcement, Nancy Karch, Chairman of Kate Spade & Company, said: “Carsten brings deep industry insight and global experience to our Board and will offer important perspective as the Company continues to execute its expansion strategy.”

“We are in the early stages of our international expansion and our team will benefit from Carsten’s expertise as we build brand equity and broaden our global customer base,” said Craig Leavitt, Chief Executive Officer of Kate Spade & Company.  “We look forward to his contributions as we maintain focus on our geographic axis of growth and position Kate Spade & Company for sustainable, long-term growth as a global, multichannel lifestyle brand.”

Prior to his appointment on the Seiko Board of Directors, Mr. Fischer held various senior executive roles at Shiseido Co., Ltd. and Procter and Gamble Co.  At Shiseido, Mr. Fischer served as Representative Director, Corporate Senior Executive Office, responsible for strategic channel expansion and globalization.  Prior to Shiseido, Mr. Fischer was the President of Professional Care and Corporate Officer at Procter & Gamble Co.  He also served as the Executive Vice President of Global Marketing at Wella AG and President and Chief Executive Officer of Wella AG Japan, Ltd., divisions of Procter & Gamble Co.  Mr. Fischer also held leadership roles at Henkel AG & Co. in Asia.

ABOUT KATE SPADE & COMPANY

Kate Spade & Company (NYSE: KATE) operates principally under two global, multichannel lifestyle brands: kate spade new york and Jack Spade.  The Company’s four category pillars – women’s, men’s, children’s and home – span demographics, genders and geographies. Known for crisp color, graphic prints and playful sophistication, kate spade new york aims to inspire a more interesting life.  The kate spade new york collection includes the Madison Avenue, Broome Street and on purpose labels.  Jack Spade offers a timeless and versatile assortment of bags, sportswear and tailored clothing founded on the aesthetic of simple, purposeful design.  The Company also owns Adelington Design Group, a private brand jewelry design and development group.  Visit www.katespadeandcompany.com for more information.

Investor Relations Contact:	Media Contact:

Priya Trivedi	Emily Garbaccio
VP, Finance and Treasurer	VP, Communications
ptrivedi@katespade.com	egarbaccio@katespade.com
201-295-6110	212-739-6552